Exhibit 4.10.6

[***] Certain identified information in this Amendment 5 to Master Purchase Agreement has been excluded because it is both (i) not material, and (ii) would be competitively harmful if publicly disclosed.

AMENDMENT 5 TO MASTER PURCHASE AGREEMENT

Kornit Digital Ltd. (“Supplier”) and Amazon.com Services LLC and its affiliates (“Amazon”) entered into a Master Purchase Agreement effective May 1, 2016 (as modified, supplemented or amended, the “Agreement”). Supplier and Amazon now enter into this Amendment to the Agreement (the “Amendment”), effective as of September 1, 2020. This Amendment is made a part of the Agreement. All capitalized terms not defined in this Amendment have the meanings set forth in the Agreement.

WHEREAS, the parties entered into the Agreement, as amended by the Amendment 1 dated March 1, 2017 (the “First Amendment”), the Amendment 2 dated January 1, 2018 (the “Second Amendment”), the Amendment 3 dated June 29, 2018 (the “Third Amendment”), and the Amendment 4 dated January 1, 2020 (the “Fourth Amendment” and together with the First Amendment, the Second Amendment and the Third Amendment, the “Previous Amendments”); and

WHEREAS, Amazon and Supplier wish to modify certain terms and conditions of the Agreement and the Previous Amendments.

NOW THEREFORE, the parties agree as follows:

1.	A new Schedule titled “R&D Printer Rental Schedule” will be added to the Agreement as follows:

R&D Printer Rental Schedule

1.	R&D Printer Rentals.

a.	General. Kornit may rent printers to Amazon for use by Amazon for research and development (“R&D Printers”). Kornit will cooperate with Amazon in connection with Amazon’s research and development efforts with the R&D Printers and provide technical support as needed. Kornit shall deliver the R&D Printers to Amazon’s premises. [***] shall bear the shipment and rigging costs.

b.	Use of R&D Printers. R&D Printers may only be used for research and development and may not be used by Amazon for general production purposes.

c.	Products; Rebates. R&D Printers will be “Products” under the Agreement, but [***] unless [***].

d.	Availability. [***] will not be counted [***].

e.	Title. Title to R&D Printers will at all times remain with Kornit unless the R&D Printer is purchased by Amazon. Amazon will not be liable for any damage or diminution in value to R&D Printers, however, Amazon undertakes to provide secured location to the R&D Printers. Amazon shall not relocate the R&D Printers from the original site they were installed

2.	Pricing.

a.	Rent. Amazon will owe to Kornit the following amount for rental of each R&D Printer:

i.	Initial 4 months following installation: $[***].

ii.	All following months:

●	HD6: $[***]/month.

●	Atlas: $[***]/month.

●	Avalanche PolyPro: $[***]/month, including Colorgate RIP Pro.

●	Other models: As agreed by the parties.

b.	Ink and Consumables. Ink and consumables purchased by Amazon for use in R&D Printers will be priced under the Agreement.

Ink and Poly Enhancer Price for Poly Pro will be set at $[***]/Liter

Print head replacements used for R&D Printers will count toward [***].

c.	Services. Each R&D Printer will count as an additional printer for purposes of Service Contract Period pricing under the Agreement (on a pro rata basis).

Payment for services shall be made commencing on the installation of each R&D Printer, in accordance with the prices agreed upon in the Fourth Amendment:

HD6: $[***]/[***]=$[***]

Atlas: $[***]/[***] = $[***]

For R&D Printers for which Service pricing is not established under the Agreement, Kornit and Amazon will agree on monthly cost for Services.

d.	Invoicing. Any amounts owed by Amazon to Kornit for R&D Printers or related Services or consumables will be reflected in invoices delivered under the Agreement.

3.	Term.

a.	Duration. The initial term of any rental of each R&D Printer will be [***], except that Amazon may at any time return any R&D Printer to Kornit and cease payment of the rental amount for that R&D Printer. The parties may extend the term on mutual agreement. At the end of the rental term, unless Amazon exercises its purchase option, Amazon will return the R&D Printer to a Kornit location agreed by Amazon and Kornit at [***] cost and expense.

b.	Purchase Option. At any time before an R&D Printer is returned to Kornit, Amazon may at its option purchase the R&D Printer on the terms and conditions (including pricing for printer Products of that type) of the Agreement. If Amazon exercises this purchase option, [***]. The Initial Warranty Period for any R&D Printer purchased by Amazon will commence on the installation date. Should Amazon fail to return the R&D Printer at the end of the term to Kornit, Amazon shall be deemed to have decided to purchase the R&D Printer, unless extension is mutually agreed by the parties

2.	Except as set forth in this Amendment, all other terms and conditions of the Agreement and the Previous Amendments shall remain unchanged. This Amendment shall be deemed, for all intent and purposes, to form an integral part of the Agreement. The Agreement, the Previous Amendments and this Amendment constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof. If the terms or conditions of this Amendment conflict with the Agreement and/or the Previous Amendments, the terms or conditions of this Amendment shall always prevail and take precedence.

3.	This Amendment may be executed by facsimile or electronic scan and in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

CONFIDENTIAL

By signature below, the duly authorized representatives of the parties agree to the terms and conditions of this Amendment.

SUPPLIER:		PURCHASER:

Kornit Digital Ltd.		Amazon.com Services LLC

By:	/s/ Guy Avidan	By:	/s/ Danica Knievel
Name:	Guy Avidan	Name:	Danica Knievel
Title:	CFO	Title:	Director

Date Signed: September 18, 2020		Date Signed: September 23, 2020

By:	/s/ Ronen Samuel
Name:	Ronen Samuel
Title:	CEO

Date Signed: September 18, 2020

CONFIDENTIAL

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